Exhibit 21.1

Subsidiaries of the Registrant

	Name of Entity	Also Does Business Under the Name(s)	Jurisdiction of Organization

1.	The W Group, Inc.		Delaware

2.	Power Great Lakes, Inc.	PGL, Inc.; PGL	Illinois

3.	Power Solutions, Inc.	PSI; ENGINECLICK	Illinois

4.	Auto Manufacturing, Inc.		Illinois

5.	Power Production, Inc.	PPI	Illinois

6.	Torque Power Source Parts, Inc.	TORQUE POWER SOURCE	Illinois

7.	Power Global Solutions, Inc.	NG Engines; PGS; SUPPLYGEN; VPR (VALUE PERFORMANCE RELIABILITY); POWERVPR; NGE NATURAL GAS ENGINE	Illinois

8.	PSI International, LLC		Illinois

9.	XISync LLC		Illinois

10.	Power Properties, L.L.C.		Illinois